UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2011

WORLD SURVEILLANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32509	88-0292161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, Florida 32815
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (321) 452-3545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On May 27, 2011, World Surveillance Group Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with a group of investors for the purchase of $589,125 of common stock, par value $0.00001 per share of the Company (the “Common Stock”).  The investors purchased an aggregate of 7,854,999 shares of Common Stock at a purchase price of $0.075 per share, which shares shall be restricted pursuant to the securities laws until such time as a registration statement filed with the Securities and Exchange Commission covering the shares of Common Stock sold in the financing is declared effective.  Pursuant to a Registration Rights Agreement entered into between the Company and the investors, the Company is obligated to file such a registration statement by July 16, 2011. The terms of this financing were substantially similar to the terms of the Company’s $1.1 million dollar financing that closed on May 4, 2011.

A 15% commission in cash and shares of Common Stock was paid in connection with the sale of $25,000 of the Common Stock sold pursuant to the Agreement.

The Common Stock sold pursuant to the Agreement was issued as restricted securities under an exemption provided by Regulation D, Rule 506, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(2) of the Securities Act.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description

10.1	Securities Purchase Agreement, dated May 27, 2011, by and between World Surveillance Group Inc., and the purchasers identified therein.

10.2	Registration Rights Agreement, dated May 27, 2011, by and between World Surveillance Group Inc., and the purchasers identified therein.

99.1	Press Release dated June 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

World Surveillance Group Inc.
(Registrant)

Date: June 2, 2011	/s/ Glenn D. Estrella
By: Glenn D. Estrella
Title: President and Chief Executive Officer